Exhibit 99.1

Contact:

Sean Cassidy

Chief Financial Officer

scassidy@curagen.com

(888) 436-6642

FOR IMMEDIATE RELEASE

CuraGen Corporation Receives Notification from NASDAQ

BRANFORD, Conn. – September 26, 2008 – CuraGen Corporation (Nasdaq: CRGN), a clinical-stage biopharmaceutical company focused on oncology, today announced that it received a letter, dated September 23, 2008, from The NASDAQ Stock Market, notifying CuraGen that during the preceding 30 consecutive trading days, the closing bid price of CuraGen’s common stock has been below the $1.00 minimum bid per share required for continued listing on the NASDAQ Global Market under NASDAQ Marketplace Rule 4450(a)(5). This letter has no immediate effect on the listing of CuraGen’s common stock.

The letter stated that, in accordance with NASDAQ Marketplace Rule 4450(e)(2), CuraGen will be provided 180 calendar days, or until March 23, 2009, to regain compliance with the minimum bid price requirement set forth in NASDAQ Marketplace Rule 4450(a)(5) by maintaining a closing bid price of $1.00 per share or higher for a minimum of 10 consecutive trading days. If CuraGen is unsuccessful in meeting the minimum bid requirement during this initial 180-day period, NASDAQ will provide notice to CuraGen that CuraGen’s common stock will be delisted from the NASDAQ Global Market. If CuraGen receives such a notice, it may apply to transfer its common stock to the NASDAQ Capital Market if CuraGen satisfies all criteria for initial listing on the NASDAQ Capital Market, other than compliance with the minimum bid price requirement. If such application to the NASDAQ Capital Market is approved, then CuraGen will have an additional 180-day compliance period in order to regain compliance with the minimum bid price requirement while listed on the NASDAQ Capital Market.

CuraGen is considering alternatives to regain compliance with the continued listing requirements of the NASDAQ Global Market within the initial 180-day period.

About CuraGen

CuraGen Corporation (Nasdaq: CRGN) is a dedicated clinical-stage biopharmaceutical company developing diverse approaches for the treatment of cancer. CuraGen Corporation is headquartered in Branford, Connecticut. For additional information please visit http://www.curagen.com.

Safe Harbor

Statements in this press release may constitute forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Forward-looking statements can be identified by terminology such as “anticipate,” “believe,” “could,” “could increase the likelihood,” “estimate,” “expect,” “intend,” “is planned,” “may,”

“should,” “will,” “will enable,” “would be expected,” “look forward,” “may provide,” “would” or similar terms, variations of such terms or the negative of those terms. Such forward-looking statements involve known and unknown risks, uncertainties and other factors including the risk that CuraGen’s efforts to regain and maintain compliance with the listing standards of the NASDAQ Global Market will not be successful and that CuraGen’s drug development program for CR011-vcMMAE will not proceed as planned for technical, scientific, regulatory or commercial reasons or due to patient enrollment issues or based on new information from nonclinical or clinical studies or from other sources as well as risks related to the success of competing products and technologies, CuraGen’s stage of development as a biopharmaceutical company, government regulation and healthcare reform, technological uncertainty and product development risks, product liability exposure, uncertainty of additional funding, CuraGen’s history of incurring losses and the uncertainty of achieving profitability, reliance on research collaborations and strategic alliances, competition, patent infringement claims against CuraGen’s products, processes and technologies, CuraGen’s ability to protect its patents and proprietary rights and uncertainties relating to commercialization rights, as well as those risks, uncertainties and factors referred to under the section entitled “Risk Factors” in CuraGen’s Quarterly Report on Form 10-Q for the quarter ended June 30, 2008, filed with the Securities and Exchange Commission, as well as other documents that may be filed by CuraGen from time to time with the Securities and Exchange Commission. As a result of such risks, uncertainties and factors, CuraGen’s actual results may differ materially from any future results, performance or achievements discussed in or implied by the forward-looking statements contained herein. CuraGen is providing the information in this press release as of this date and assumes no obligations to update the information included in this press release or revise any forward-looking statements, whether as a result of new information, future events or otherwise.

CRGN-F

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